PROSPECTUS SUPPLEMENT NO. 15 (to Prospectus dated September 15, 2021)	Filed pursuant to Rule 424(b)(3) Registration No: 333-259281

Momentus Inc.

Up to 41,654,148 Shares of Class A Common Stock
Up to 19,897,500 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 1,018,281 Shares of Class A Common Stock Issuable Upon Exercise of Options
and Up to 634,708 Shares of Class A Common Stock Issued Upon Exercise of Options
and Up to 272,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated September 15, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259281). This prospectus supplement is being filed to update the prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2022 (the “Current Report”). The text of Item 7.01 of our Current Report on Form 8-K and those exhibits filed as part of the Current Report are attached to and a part of this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 54,579,637 shares of our Class A common stock, par value $0.00001 per share (“Class A Stock”), which consists of (i) 495,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to SRC-NI Holdings, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Stable Road Acquisition Corp. (“SRAC”) and subsequently distributed to certain equityholders of the Sponsor, (ii) 50,000 shares of Class A Stock (the “Underwriter Shares”) originally issued in a private placement to and Cantor Fitzgerald & Co. (“Cantor”) in connection with the IPO, (iii) 50,000 shares of Class A Stock (the “Finder Shares”) issued pursuant to a finder’s agreement dated June 28, 2020, (iv) 4,062,500 shares of Class A Stock originally issued to the Sponsor and SRAC PIPE Partners LLC in connection with the IPO, (v) 25,996,648 shares of Class A Stock issued pursuant to the Merger Agreement (as defined in the Prospectus), (vi) 11,000,000 shares of Common Stock issued to certain investors pursuant to subscription agreements dated July 15, 2021 (the “PIPE Shares”), (vii) 11,272,500 shares of Class A Stock issuable upon the exercise of 11,272,500 warrants originally issued in a private placement to the Sponsor and Cantor in connection with the IPO (the “Sponsor and Underwriter Private Warrants”) or in a private placement in connection with the Business Combination (as defined in the Prospectus) (the “PIPE Private Warrants”), in each case at an exercise price of $11.50 per share of Class A Stock (collectively, the “Private Warrants”), (viii) up to 1,018,281 shares of Class A Stock issuable upon the exercise of certain Rollover Options (as defined in the Prospectus), and (ix) 634,708 shares of Class A Stock issued upon the exercise of certain Rollover Options and (B) up to 272,500 Private Warrants.

In addition, the Prospectus relates to the offer and sale of up to 8,625,000 shares of Class A Stock that are issuable by us upon the exercise of 8,625,000 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).

Our Class A Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “MNTS” and “MNTSW,” respectively. On May 24, 2022, the last reported sales price of our Class A Stock was $2.55 per share and the last reported sales price of our Public Warrants was $0.42 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated September 15, 2021 with respect to the securities described above, including any amendments or supplements thereto.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our Class A Stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 25, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 25, 2022

Date of Report (date of earliest event reported)

Momentus Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(650) 564-7820

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Capital Market LLC
Warrants	MNTSW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On May 25, 2022, Momentus Inc. (the “Company”) issued a press release announcing that it has launched its first demonstration flight of the Vigoride orbital transfer vehicle to low-earth orbit on the SpaceX Transporter-5 mission. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

This information and the information contained in Exhibit 99.1 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in any such filing, regardless of any general incorporation language in the filing.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated May 25, 2022, issued by Momentus Inc.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/ Jikun Kim
		Name:	Jikun Kim
Dated:	May 25, 2022	Title:	Chief Financial Officer

Exhibit 99.1

Momentus Launches First Demonstration Flight on SpaceX Falcon 9

First customer satellite orbited; more customer payloads

to be deployed and Vigoride spacecraft tested

SAN JOSE, Calif.--(BUSINESS WIRE)-- Momentus Inc. (NASDAQ: MNTS), a U.S. commercial space company that plans to offer transportation and other in-space infrastructure services, today announced that it has launched its first demonstration flight of the Vigoride orbital transfer vehicle to low-earth orbit aboard the SpaceX Transporter-5 mission. Momentus also announced that it has placed its first customer satellite in orbit and plans to conduct more deployments of customer payloads in the coming days.

The versatile Vigoride spacecraft, designed to support a range of transportation and in-space infrastructure services, is slated to perform a series of operations in space to test and demonstrate the performance of the vehicle and its subsystems. Under the company’s license from the Federal Communications Commission, the mission is scheduled to last up to 180 days. The mission will also feature the deployment of several customer satellites and the testing of hardware for another customer.

“Today’s launch was the culmination of months of work to conduct an extensive ground test campaign, ready the spacecraft, and obtain the necessary government licenses and approvals for our first flight of the Vigoride vehicle,” said Momentus Chief Executive Officer John Rood. “We’re excited to see our vision of providing transportation and space infrastructure services and being an early provider of these key services to the growing new space economy starting to be realized.”

A key part of the Vigoride vehicle is the Microwave Electrothermal Thruster (MET) which uses water as a propellant. The MET produces thrust by expelling extremely hot gases through a rocket nozzle. However, unlike a conventional chemical rocket engine, which creates heat through a chemical reaction, the MET heats propellant using solar microwave energy. Using the MET offers cost-effective, efficient, safe, and environmentally friendly propulsion to meet the demands for in-space transportation and infrastructure services.

“MET technology has been researched in academia since the 1980s, but we’re pioneers in bringing it to market,” said Rood. “Testing the MET on this first Vigoride flight is one of the important tasks that we plan to conduct as we continue to refine and improve its performance.”

On this first flight, Momentus welcomes FOSSA Systems and Orbit NTNU among its customers. FOSSA is deploying multiple picosatellites as part of a constellation to provide global and real-time Internet of Things (IoT) connectivity for industrial applications. Orbit NTNU will be using its payload, SelfieSat, to take a selfie from a satellite in space (the payload has an external screen, displaying pictures sent up by the public while a camera mounted on an arm photographs the screen with the Earth in the background.)

In addition to Vigoride, Momentus used a second port on the Falcon 9 to fly a third-party deployer from a trusted partner. Momentus used this deployer to place its first customer satellite from Bronco Space at the California State Polytechnic University at Pomona in orbit. Four other satellite payloads that are customers of the deployer system partner were also placed in orbit.

“Our journey to space was only made possible by our team’s dedication, focus, and considerable talent,” said Rood. “I’m proud of how Momentus employees responded to the many challenges we faced. It would have been easy to believe that our initial challenges were insurmountable, but the fact that Momentus didn’t quit speaks to an emerging culture that will be the true foundation of our success over time.”

Rood concluded by saying, “We’re looking forward to helping our customers meet their mission objectives, pushing our Vigoride through an in-space test campaign, and applying all that we learn to continually improve our service offerings as we strive to enable the new space economy to flourish.”

About Momentus

Momentus is a U.S. commercial space company that plans to offer in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its planned in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investors
Darryl Genovesi at investors@momentus.space

Media
Jessica Pieczonka at press@momentus.space